FIRST AMENDMENT TO

AMENDED AND RESTATED PROMISSORY NOTE

This FIRST AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE (this "First Amendment") is entered into as of July 22, 2021, by and between UNIQUE LOGISTICS INTERNATIONAL INC., a corporation incorporated under the laws of the State of Nevada (the "Company"), and TRILLIUM PARTNERS, L.P., a limited partnership organized and existing under the laws of the state of Delaware (the "Lender") and amends that certain AMENDED AND RESTATED PROMISSORY NOTE, dated April 7, 2021 made by Company in favor of Lender (the "Original Note").

RECITALS

A. WHEREAS, the Company has requested that the Lender extend the original maturity date of the note from June 15, 2021, to October 31, 2021 to provide Company with additional time for payment; and

B. WHEREAS, the Lender agrees that it would be in its best interest to extend the original maturity date of the Original Note and to amend the Original Note accordingly with effect from June 15, 2021.

AGREEMENT

NOW THEREFORE, for adequate consideration the sufficiency of which is acknowledged by the signatures of the parties hereto, the parties to this First Amendment agree as follows:

The first paragraph of the Original Note is amended to delete "June 15, 2021" and replace the same with "October 31, 2021"

The parties hereto have executed this First Amendment effective as of June 15, 2021.

[SIGNATURE PAGE FOLLOWS]

COMPANY:

UNIQUE LOGISTICS INTERNATIONAL INC.

By: ______________________________

Name: Sunandan Ray

Title: CEO

LENDER:

TRILLIUM PARTNERS, L.P.

By: ______________________________

Name: Stephen Hicks

Title: Mgr of GP